Exhibit 99.1

FinTech Acquisition Corp. V and eToro Mutually Agree to Terminate Merger Agreement

New York, July 5, 2022 - FinTech Acquisition Corp. V (NASDAQ: FTCV) (“FinTech V”), a publicly-traded special purpose acquisition company, and eToro Group Ltd (“eToro” or the “Company”), the leading social investing network, announced today that they have mutually agreed to terminate their previously announced agreement and plan of merger (the “Merger Agreement”), effective immediately.

The proposed merger, initially announced in March 2021, was conditioned on the satisfaction of certain closing conditions, including relating to the Company’s registration statement, within the timeframe outlined by the Merger Agreement and as extended by the Merger Agreement Amendment. Despite the parties’ best efforts, such conditions were not satisfied within such time frame and the parties were unable to complete the transaction by the June 30, 2022 deadline.

Betsy Cohen, Chairman of FinTech V commented: “eToro continues to be the leading global social investment platform, with a proven track record of growth and strong momentum. Although we are disappointed that the transaction has been rendered impracticable due to circumstances outside of either party’s control, we wish Yoni and his talented team continued success.”

Yoni Assia, Co-founder and CEO of eToro commented: “We would like to thank Betsy and the entire FinTech V team for their hard work, diligence and support throughout this process. While this may not be the outcome that we hoped for when we started this process, eToro’s underlying business remains healthy, our balance sheet is strong and will continue to balance future growth with profitability. We ended Q2 2022 with approximately 2.7 million funded accounts, an increase of over 12% versus the end of 2021, demonstrating continued customer acquisition and retention rates that have been improving over time. We remain confident in our long-term growth strategy and excited for the future of eToro.”

Neither party will be required to pay the other a termination fee as a result of the mutual decision to terminate the Merger Agreement.

Additional information about the termination of the Merger Agreement will be provided in a Current Report on Form 8-K to be filed by FinTech V with the U.S. Securities and Exchange Commission and available at www.sec.gov.

Contacts

For FTCV:

info@ftmasala.com

For eToro:

Public relations

PR@etoro.com

Investor relations

investors@etoro.com

About eToro

eToro is a social investing network that empowers people to grow their knowledge and wealth as part of a global community of successful investors. eToro was founded in 2007 with the vision of opening up the global markets so that everyone can trade and invest in a simple and transparent way. Today, eToro is a global community of more than 27 million registered users who share their investment strategies; and anyone can follow the approaches of those who have been the most successful. Due to the simplicity of the platform users can easily buy, hold and sell assets, monitor their portfolio in real time, and transact whenever they want. https://www.etoro.com/

About FinTech Acquisition Corp. V

FinTech Acquisition Corp. V is a special purpose acquisition company led by Betsy Z. Cohen as Chairman of the Board, Daniel G. Cohen, as Chief Executive Officer and James J. McEntee, III as President formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, with a focus on the financial technology industry. The company raised $250,000,000 in its initial public offering in December 2020 and is listed on the NASDAQ under the symbol “FTCV”.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended. Forward-looking statements may be identified by the use of the words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. These forward-looking statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of eToro’s and FinTech V’s management; are not predictions of actual performance; and are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication. There may be additional risks that neither eToro nor FinTech V presently know or that eToro and FinTech V currently believe are immaterial that could also cause actual events and results to differ. In addition, forward-looking statements reflect eToro’s and FinTech V’s expectations, plans or forecasts of future events and views as of the date of this communication. eToro and FinTech V anticipate that subsequent events and developments will cause eToro’s and FinTech V’s assessments to change. While eToro and FinTech V may elect to update these forward-looking statements at some point in the future, eToro and FinTech V specifically disclaim any obligation to do so, unless required by applicable law. For any forward-looking statements made in this press release, eToro and FinTech V claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.